AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 2008

Registration No. 333-151318

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 3

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW GENERATION BIOFUELS HOLDINGS, INC.
( Exact name of registrant as specified in its charter)

Florida	26-0067474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Primera Boulevard, Suite 3130, Lake Mary, Florida 32746
(321) 363-5100
(Address, including zip code , and telephone number, including area code, of registrant’s principal executive offices)

Cary J. Claiborne
Chief Financial Officer and Secretary
New Generation Biofuels Holdings, Inc.
1000 Primera Boulevard, Suite 3130
Lake Mary, Florida 32746
(321) 363-5100
(Name, address including zip code , and telephone number, including area code , of agent for service)

Copy to:
Steven M. Kaufman, Esq.
Hogan & Hartson LLP
555 Thirteenth Street N.W.
Washington, DC  20004
Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 13b-2 of the Exchange Act. (Check One)

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share (1)	793,872	$5.93(2)	$4,707,660.96	$185.01
Common stock, par value $0.001 per share (3)	950,357	$5.25(4)	$4,989,374.25	$196.08
Common stock, par value $0.001 per share (5)	100,000	$0.001(6)	$100.00	$0.01
Total Registration Fee				$381.10	(7)

(1)	Represents presently outstanding shares of common stock held by the selling stockholders.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices as reported on the American Stock Exchange on May 27, 2008.

(3)	Represents shares of common stock issuable upon the exercise of warrants at a price of $5.25.

(4)	Calculated pursuant to Rule 457(g).

(5)	Represents shares of common stock issuable upon the exercise of warrants at a price of $0.001.

(6)	Calculated pursuant to Rule 457(g).

(7)
Previously paid. The Company previously paid $411.10 based on the registration of 1,828,686 shares of common stock. Due to an increase in the number of shares underlying warrants that the Company is registering and sales pursuant to Rule 144, the Company is now registering 1,844,229 shares, resulting in a credit of $30.00 available to apply to future registration fees.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER __, 2008

NEW GENERATION BIOFUELS HOLDINGS, INC.

1,844,229 Shares

Common Stock

This prospectus relates to the sale of up to 1,844,229 shares of our common stock by the non-affiliate selling stockholders listed in this prospectus. The shares offered by this prospectus relate to securities issued in a private placement completed in December 2007 and warrants issued to certain selling stockholders and include:

•  793,872 presently outstanding shares of common stock held by non-affiliate selling stockholders; and

•  1,050,357 shares of common stock issuable upon exercise of warrants to purchase common stock.

The registration of shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of sale are within the sole discretion of the selling stockholders. These shares may be sold by the selling stockholders from time to time on the Nasdaq Capital Market or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but the selling stockholders will bear all selling and other expenses incurred by them.

Our common stock began trading on the Nasdaq Capital Market on September 23, 2008 under the symbol “NGBF.” On October 31, 2008, there were 19,093,455 shares of our common stock outstanding. On October 31, 2008, the closing price of our common stock on the Nasdaq Capital Market was $2.50 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
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Investing in these securities involves a high degree of risk. Please carefully review the section entitled “Risk Factors” beginning on page 6 of this prospectus and the risk factors that are incorporated by reference in this prospectus from our Securities and Exchange Commission filings.
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The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the shares.
___________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy or this prospectus. Any representation to the contrary is a criminal offense.
___________________________________

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

___________________________________

The date of this prospectus is November ___, 2008.

i

ABOUT THIS PROSPECTUS

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to or incorporated by reference into the registration statement for a complete description.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve numerous assumptions, risks and uncertainties, many of which are beyond our control. Our actual results could differ materially from anticipated results. Important factors that may cause actual results to differ from projections include without limitation:

•	our lack of operating history;

•	our ability to continue as a going concern if we are unable to obtain additional financing by February 20, 2009, when the next license agreement payment is due;

•	our inability to generate revenues from sales of our biofuel and to establish production facilities;

•
our inability to enter into acceptable sublicensing agreements with respect to our technology or the inability of any sublicensee to successfully manufacture, market or sell biofuel utilizing our licensed technology;

•	our inability to compete effectively in the renewable fuels market;

•
governmental regulation and oversight, including whether or not we are able to obtain the governmental approvals necessary to allow our biofuel to be marketed as “bio-diesel,” or as a new class of biofuel;

•	market acceptance of our biofuel;

•	unexpected costs and operating deficits;

•	adverse results of any material legal proceedings; and

•	other specific risks set forth or incorporated by reference under the heading “Risk Factors” beginning on page 6 of this report.

All statements that are not clearly historical in nature regarding our strategy, future operations, financial position, prospects, plans and management objectives are forward-looking statements. When used in this prospectus, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions generally are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements are based on information available at the time the statement was made. We undertake no obligation to update any forward-looking statements or other information contained in this prospectus as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

References in this prospectus to “New Generation Biofuels Holdings, Inc.,” “we,” “us” and “our” are to New Generation Biofuels Holdings, Inc.

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Our Business

We are a development stage renewable biofuels provider that is marketing a new class of “second generation” biofuels for use in power generation, commercial and industrial heating and marine transportation. We produce our biofuels using a proprietary blending technology that we believe is simpler, cleaner, less expensive, and less energy intensive than the complex chemical reaction process used to produce traditional biodiesel. We believe that this technology enables us to produce biofuels that cost less to produce, use less energy and generate significantly lower emissions than our competitors. Our technology also gives us the flexibility to produce our biofuel from multiple feedstocks, which allows us to use non-edible raw materials in our production process, when desirable. We believe that these factors will enable us to customize our product to specific customer requirements and react more quickly to trends in the biofuels market.

In March 2006, we acquired the rights to our proprietary technology through an exclusive license agreement with the inventor of the technology, Ferdinando Petrucci. Under the license agreement, we are required to pay $6.0 million over the next six years, with the next $1.0 million payment due in February 2009. Compared to current methods used in the production of bio diesel-fuel, we believe that this proprietary technology is a substantially less complex and less expensive process.

We are pursuing direct sales of our biofuel produced at manufacturing plants that we may purchase or build, either directly or through joint ventures. To obtain these sales, we are pursuing test burn programs with a number of energy producers to validate our biofuel.

In 2007, we conducted three successful test burns of our biofuel for power generation applications at an Oakland, California combustion turbine facility operated by Dynegy, a wholesale power generation provider. Results indicated that there were no shortfalls in engine output and nitrogen oxide emissions were significantly lower with our biofuel than when firing distillate fuel oil. In September 2007, we completed our first test burn by initially firing the turbines using distillate fuel oil, then switching to our biofuel. In November 2007, we completed the second test burn that focused on the capabilities of our hybrid formulation, which is designed for customer applications where a higher flash point product is required. In December 2007, we completed the third test burn, where we used a formulation made from recycled vegetable oil.

After several successful test burns of our biofuel, in June 2008, we entered into our first biofuel sales agreement with Dynegy. The agreement provides for Dynegy to purchase up to 1.7 million gallons of biofuel per year for use at Dynegy’s power plant in Oakland, California, based on Dynegy’s forecasts of a portion of the historical fuel consumption at their facility. There is no minimum purchase requirement. The product price is based on a variable pricing formula. The contract contemplates purchases of our “Classic” product formula based on refined vegetable oil but allows us the flexibility to produce the fuel from any feedstock as long as the product meets certain specifications. The contract is for a term until March 31, 2010 and from month to month thereafter, unless terminated by either party at any time with at least sixty (60) days’ written notice.

In December 2007, we entered into a test burn agreement with Mirant Energy Trading to evaluate our proprietary biofuel in power generation applications. The test burn agreement requires us to supply our biofuel for a test program that will be performed by Mirant. The test program will include the evaluation of both technical and environmental performance characteristics of our biofuel. The test burn agreement also requires us to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $150,000. In February 2008, we conducted our first of three test burns at one of Mirant’s power generation facilities in Maryland. In May 2008 and June 2008, we conducted the second and third test burns. Both parties are currently reviewing the testing data and upon completion of that review may negotiate a mutually agreeable purchase agreement for our biofuel.

In November 2007, we entered into a vehicle test program with the City of Orlando, Florida to demonstrate the capabilities of our proprietary biofuel in fleet vehicle applications. The test program, to be carried out over several months, will be conducted using a vehicle in the City’s truck fleet and will include a comprehensive series of performance and tailpipe emissions tests.

In March 2008, we entered into a test burn agreement with FirstEnergy Corporation to evaluate our proprietary biofuel technology in power generation applications. Under the agreement, we and FirstEnergy contemplate conducting three full and partial load test burns that may consume approximately 30,000 gallons of our biofuel at FirstEnergy’s combustion turbine power plant in Lorain, Ohio. The tests will evaluate both the technical and environmental performance characteristics of our biofuel. We will supply and deliver the biofuel to the testing site and are obligated to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $15,000. FirstEnergy is entitled to all revenue arising from sales of electricity generated during the testing. If the testing is successful, both parties intend to negotiate a mutually agreeable purchase agreement for our biofuel. In April 2008, we conducted the first test burn with FirstEnergy, and both parties are reviewing the data.

In August 2007, we placed into service our first biofuel production plant, a 3 million gallon per year pilot facility, jointly developed with Twin Rivers Technologies and co-located at Twin Rivers’ facility in Cincinnati, Ohio. We are in process of moving our pilot facility to our new production site in Baltimore, Maryland, as discussed below. We anticipate the pilot facility to be operational by the end of 2008.

In September 2008, we entered into a site lease agreement with Pennington Partners, LLC to locate our first commercial scale biofuel manufacturing plant at a port location in Baltimore, Maryland and a terminaling services agreement with Atlantic Terminalling, LLC, an affiliate of Pennington Partners, LLC, to provide certain terminaling services at the site. Once completed, we expect the facility to have an initial production capacity of 25 million gallons per year and scaleable up to 50 million gallons of second-generation biofuel a year to serve potential customers in Maryland and the mid Atlantic region.

On September 23, 2008, our common stock began trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NGBF.” From April to September 2008, our common stock traded on the American Stock Exchange (“Amex”) under the symbol “GNB.” Prior to trading on Amex, our common stock was quoted on the Over-the-Counter Bulletin Board.

In October 2008, we entered into a biofuel sales agreement with the Commonwealth of Massachusetts (“Massachusetts”) and the Taunton State Hospital. The agreement provides for Massachusetts to purchase up to 220,000 gallons of renewable biofuel over a twelve-month period, but there is no minimum purchase requirement. The hospital will be the first facility to use our biofuel product in its industrial burners.

We also have commenced the process of procuring raw materials for production of our biofuel but have not made any significant commitments or procurements at this point. As a second potential revenue stream, our business plan contemplates collecting royalties through sublicensing our proprietary technology where it is more efficient for manufacturers to produce our biofuel at their own plants rather than requiring production at our proposed facilities. We also are actively pursuing our eligibility and qualification for tax credits and other government incentives to strengthen the competitive position of our biofuel.

We have fully funded our operating budget through February 20, 2009, when our next license agreement payment is due, however, we will need to raise additional financing to fund operations in 2009.

As a development stage company, our business also involves a high degree of risk, as described in more detail in “Risk Factors” beginning on page 6, including:

• our early stage and lack of revenues,
• our need for significant additional capital to fund our operations, and
• the lack of current market acceptance of our proprietary technology and product.

About this Offering

This prospectus relates to the offering of up to 1,844,229 shares of our common stock by the non-affiliate selling stockholders listed in this prospectus, representing, as of October 31, 2008, approximately 9.7% of our total outstanding common stock. The shares offered by this prospectus relate to shares of common stock and warrants issued in a private placement in December 2007 and an amended warrant issued in connection with a settlement agreement with a former consultant in August 2008, including:

• 793,872 presently outstanding shares of common stock held by non-affiliate selling stockholders, including 53,229 shares issued as penalty shares in connection with registration rights agreements between the company and the investors; and

• 1,050,357 shares of common stock issuable upon exercise of warrants to purchase common stock, including 887,143 shares underlying warrants issued to investors in the December 2007, 63,214 shares underlying warrants issued as commissions to our placement agents and 100,000 shares underlying a warrant issued to Media Relations Strategy, Inc. in connection with a settlement agreement.

December 2007 Private Placement

On December 14, 2007, we completed the first round of a private placement of 815,000 shares of our common stock at a price of $3.50 per share to “accredited investors” as defined under the Securities Act. The gross proceeds from the first round of the offering were $2,852,500. On December 21, 2007, we completed the second round of a private placement of 72,143 shares of our common stock at a price of $3.50 per share to “accredited investors.” The gross proceeds from the second closing were $252,501. In both rounds of financing, we sold a total of 887,143 shares of our common stock and issued warrants to purchase 887,143 shares of our common stock for total gross proceeds of $3,105,001. 44,300 of these shares are not being registered and offered by this prospectus since they have been sold by two of our selling stockholders under Rule 144.

In addition to shares of our common stock, each investor in the offering also received a warrant exercisable for a number of shares of our common stock equal to the number of shares purchased by each investor. The initial exercise price of the warrants is $5.25 per share. The warrants are exercisable at any time after the six month anniversary of the issue date but prior to the fifth anniversary of the issue date.

We also entered into registration rights agreements with each investor. Under these agreements, we are required to (a) file a “resale” registration statement with the SEC covering the shares issued on or before the 30th day following the closing of the private placement and (b) to ensure that the “resale” registration statement covering the shares issued goes effective on or before the 180th day following the closing of the private placement, and we are obligated to pay penalty shares in the amount of 1% of the shares issued for each full 30 day period that we fail to file the registration statement or that we fail to go effective on the “resale” registration statement, not to exceed an aggregate of 6%. Because we failed to file the registration statement or go effective on the registration statement before these deadlines, we incurred penalties and issued 53,229 additional shares of common stock to investors in the private placement, amounting to the maximum of 6% of the shares issued in the December private placement.

For services as placement agent in connection with the offering, we paid Empire Financial Group, Inc. (now known as Jesup & Lamont Securities Corp.) and certain of its principals $154,875 in cash and issued warrants exercisable for 63,214 shares of common stock on the same terms as the warrants issued to other investors in the offering.

For more information about the December 2007 private placement, see our Annual Report on Form 10-K for the year ended December 31, 2007.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the risks incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008 together with the other information contained in this prospectus or incorporated by reference from our SEC filings, before you decide to buy our common stock.  If any of the risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $4,989,474 from the cash exercise price upon exercise of warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but the selling stockholders will bear all commissions, selling and other expenses to underwriters, agents, brokers and dealers.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of our common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for our common stock, as quoted on the Nasdaq on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

Selling Stockholder Table

This prospectus covers shares of our common stock, including shares currently issued and outstanding (excluding any shares sold pursuant to Rule 144 as of October 31, 2008) and shares underlying warrants to purchase our common stock, that we sold in a private placement of our securities in December 2007 to “accredited investors” as defined by Rule 501(a) under the Securities Act, pursuant to a registration exemption under Section 4(2) of the Securities Act and shares underlying a warrant issued to Media Relations Strategy, Inc. pursuant to a settlement agreement. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below as shown in the "Shares Offered Hereby" column. Under registration rights agreements with each investor in the private placement, we are required to register for resale the shares of our common stock described in the table below.

We have prepared the table below based upon the information previously furnished to us by the selling stockholders and available corporate records. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

As noted in the footnotes to the table below, we have been advised that that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock. Unless otherwise indicated in the footnotes to the table below, none of the selling stockholders has or had any position, office or other material relationship with the company or any of its predecessors or affiliates within the past three years.

The following table sets forth:

•	the name of each selling stockholder;

•
the number of shares of our common stock beneficially owned by the selling stockholders as of October 31, 2008, including shares underlying warrants exercisable by each holder more than 60 days after October 31, 2008 but that we are required to register pursuant to registration rights agreements with each investor;

•
the maximum number of shares of our common stock that may be offered for the account of the selling stockholders under this prospectus excluding any shares that have been sold pursuant to Rule 144; and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Under SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Beneficial ownership is calculated based on 19,093,455 shares of our common stock outstanding as of October 31, 2008. In calculating the number of shares beneficially owned by a selling stockholder and the percentage ownership, shares of common stock subject to preferred stock conversion rights, options or warrants held by that person that are currently exercisable or convertible or become exercisable or convertible within 60 days after October 31, 2008 are deemed outstanding even if they have not actually been exercised or converted. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Selling Security Holder	Shares Owned Represented by Common Stock, Preferred Stock and Warrants Before the Offering (1)	Shares Offered Hereby (2)	Shares Owned After the Offering (3)	Percentage of Outstanding Shares Owned After the Offering
Jesup & Lamont Securities Corp. (4)	166,982	15,171	112,491	*
Michael R. Jacks (5)	232,934	17,700	87,694	*
William Corbett (6)	247,754	17,700	102,514	*
Robbins Capital Partners L.P. (7)	1,295,757	473,800	193,501	**
Theodore Seelye (8)	188,102	123,600	64,502	*
Dr. John Tafel (9)	271,565	206,000	0	-
CGMA Special Accounts, LLC (10)	267,231	267,231	0	-
Capra Global Managed Assets, Ltd. (11)	21,169	21,169	0	-
Cranshire Capital, LP (12)	254,244	79,500	123,544	*
Harry Mittelman Revocable Trust (13)	61,800	61,800	0	-
Iroquois Master Fund Ltd. (14)	31,800	31,800	0	-
Gimmel Partners (15)	1,672,989	309,000	365,499	**
Rockmore Investment Master Fund Ltd. (16)	237,044	76,215	114,131	*
Susan Sandberg (17)	30,900	30,900	0	-
Cliff Henry (18)	12,643	12,643	0	-
Media Relations Strategy, Inc. (19)	100,000	100,000	0	-
TOTAL	5,092,914	1,844,229

* Less than 1%
**Less than 5%

(1) May include shares owned by the selling stockholders that are registered for resale on other registration statements.

(2) Reflects the number of shares offered for resale by this prospectus on behalf of each selling stockholder.

(3) Assumes that the selling stockholders have sold all of the shares offered for resale by this prospectus and any other prospectus that offers shares owned by the selling stockholders for resale.

(4) Includes 271 shares of common stock currently outstanding, 45,237 shares of common stock issuable upon conversion of the Series B preferred stock and 121,474 shares of common stock underlying warrants, of which a warrant to purchase 15,171 shares was issued as compensation for placement agent services rendered in connection with the December Offering. The address for Jesup & Lamont Securities Corp. (formerly Empire Financial Group, Inc.) is 650 Fifth Avenue New York, NY 10019. The person with the power to vote and dispose of the securities held by Jesup & Lamont Securities Corp. is James Matthew. The selling stockholder is a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(5) Includes 157 shares of common stock currently outstanding, 26,321 shares of common stock issuable upon conversion of the Series B Preferred Stock and 206,456 shares of common stock underlying warrants, of which a warrant to purchase 17,700 shares was issued as compensation for placement agent services rendered in connection with the December offering. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(6) Includes 198 shares of common stock currently outstanding, 33,078 shares of common stock issuable upon conversion of our Series B preferred stock and 214,478 shares of common stock underlying warrants, of which a warrant to purchase 17,700 shares was issued as compensation for placement agent services rendered in connection with the December offering. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(7) Includes 519,764 shares of common stock currently outstanding, 253,456 shares of common stock issuable upon initial conversion of our Series A preferred stock, 160,773 shares of common stock issuable upon conversion of our Series B preferred stock and 361,764 shares of common stock underlying warrants. The address for Robbins Capital Partners L.P. (“RCP”) is 100 First Stamford Place, 6th Floor East Stamford, CT 06902. T. Robbins Capital Management, LLC (“Management”) is the registered Investment Adviser and the sole general partner of RCP and Todd B. Robbins (“Robbins”) is the managing member of Management. RCP, Management and Robbins together have shared power to vote and dispose of the shares owned by RCP. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(8)  Includes 63,921 shares of common stock currently outstanding, 53,593 shares of common stock issuable upon conversion of the Series B preferred stock and 70,588 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(9) Includes 116,000 shares of common stock currently outstanding, 38,065 shares of common stock issuable upon the conversion of our Series A preferred stock and 117,500 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(10) Includes 137,507 shares of common stock currently outstanding and 129,724 shares of common stock underlying warrants. The address for CGMA Special Accounts, LLC is 555 Theodore Frend Ave., Suite C209 Rye, NY 10580. James R. Capra has sole power to vote and dispose of the securities held by CGMA Special Accounts, LLC. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(11) Includes 10,893 shares of common stock currently outstanding and 10,276 shares of common stock underlying warrants. The address for Capra Global Managed Assets, Ltd. is 555 Theodore Frend Ave., Suite C209 Rye, NY 10580. James R. Capra has sole power to vote and dispose of the securities held by Capra Global Managed Assets, Ltd. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(12) Includes 56,170 shares of common stock currently outstanding, 92,574 shares of common stock issuable upon conversion of the Series B Preferred Stock and 105,500 shares of common stock underlying warrants. The address for Cranshire Capital, L.P. (“Cranshire”) is 3100 Dundee Rd. Suite 703 Northbrook, IL 60062. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13 (d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(13) Includes 31,800 shares of common stock currently outstanding and 30,000 shares of common stock underlying warrants. The address for Harry Mittelman Revocable Living Trust is 12100 Kate Drive Los Altos Hills, CA. 94022. Harry Mittelman and Brenda Mittleman have the power to vote and dispose of the securities held by the Harry Mittelman Revocable Trust. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(14) Includes 1,800 shares of common stock currently outstanding and 30,000 shares of common stock underlying warrants. The address for Iroquois Master Fund Ltd. is 641 Lexington Ave. 26th Floor New York, NY 10022. Joshua Silverman has the power to vote and dispose of the securities held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(15) Includes 838,021 shares of common stock currently outstanding, 158,790 shares of common stock issuable upon initial conversion of our Series A preferred stock, 303,678 shares of common stock issuable upon conversion of our Series B preferred stock and 372,500 shares of common stock underlying warrants. The address for Gimmel Partners, LP is 767 3rd Ave. New York, NY 10017. Alan Weichselbaum has the power to vote and dispose of the securities held by Gimmel Partners, LP. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(16) Includes 66,338 shares of common stock currently outstanding, 94,828 shares of common stock issuable upon conversion of the Series B preferred stock and 75,878 shares of common stock underlying warrants. The address for Rockmore Investment Master Fund Ltd. is 150 East 58th Street, 28th Floor New York, NY 10155. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of May 27, 2008, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(17) Includes 15,900 shares of common stock currently outstanding and 15,000 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.
(18) Includes 12,643 shares of common stock underlying warrants, of which a warrant to purchase 12,643 shares was issued as compensation for placement agent services rendered in connection with the December offering. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(19) Includes 100,000 shares of common stock underlying warrants exercisable at a price of $0.001 per share issued to Media Relations Strategy, Inc. pursuant to a settlement agreement. The address for Media Relations Strategy, Inc. is 21157 Ormond Ct. Boca Raton, FL 33433. Martin Goldberg has sole power to vote and dispose of the securities held by Media Relations Strategy, Inc. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

This prospectus relates to shares of our common stock held by the selling stockholders. Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the American Stock Exchange, any market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders also may sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling stockholders may be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may offer all of the shares of common stock for sale.  Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may depress the market price of our common stock.  We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

Transfer Agent

The transfer agent and registrar for our common stock is:

Olde Monmouth Stock Transfer Co., Inc.
200 Memorial Parkway
Atlantic Highlands, NJ 07716.
www.oldemonmouth.com
(732) 872-2727

We serve as warrant agent for our warrants.

Provisions of Florida Law

We are governed by two Florida statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person immediately after acquisition of such shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (1) at least 20% but less than 33−1/3% of all voting power; (2) at least 33−1/3% but less than a majority of all voting power; or (3) a majority or more of all voting power.  The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

Florida law and our Bylaws also authorize us to indemnify our directors, officers, employees and agents under certain circumstances.  In addition, Florida law presently limits the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improver personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

LEGAL MATTERS

Hogan & Hartson LLP, 555 Thirteenth Street N.W., Washington, DC 20004, will pass upon the validity of the shares of common stock offered in this prospectus.

EXPERTS

The consolidated balance sheets as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, for the period from February 28, 2006 (inception) to December 31, 2006, and for the period from February 28, 2006 (inception) to December 31, 2007 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and 2006 have been audited by Imowitz Koenig & Co., LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement under the Securities Act, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our Internet website, www.newgenerationbiofuels.com, under “Recent Company Filings.” Information contained on our internet website does not constitute a part of this prospectus. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

New Generation Biofuels Holdings, Inc.
Attn: Cary J. Claiborne
1000 Primera Boulevard, Suite 3130
Lake Mary, Florida 32746
(321) 363-5100
Internet Website: www.newgenerationbiofuels.com

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document. We incorporate by reference each of the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (SEC File No. 000-51903) as amended if applicable;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 (SEC File No. 001-34022) as amended if applicable;

•
our Current Reports on Form 8-K filed with the SEC on January 11, 2008, February 25, 2008, March 27, 2008, March 31, 2008, April 22, 2008, May 14, 2008, June 6, 2008, September 18, 2008, October 17, 2008 and November 17, 2008 (SEC File Nos. 000-51903 and 001-34022); and

•	the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on September 22, 2008 (SEC File No. 001-34022).

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Common Stock

Prospectus

November _____, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration Fees	$412
Transfer Agent Fees	500
Legal Fees and Expenses	40,000
Printing and Engraving Expenses	1,000
Accounting Fees and Expenses	20,000
Miscellaneous	0
Total	$61,912

Item 15.  Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The Exhibit Table included elsewhere in this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida on November 18, 2008.

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:	/s/ David A. Gillespie
David A. Gillespie President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Gillespie	President, Chief Executive Officer and Director (principal executive officer)	November 18, 2008
David A. Gillespie

/s/ Cary J. Clairborne	Chief Financial Officer (principal financial and accounting officer)	November 18, 2008
Cary J. Claiborne

/s/ Lee S. Rosen*	Chairman of the Board	November 18, 2008
Lee S. Rosen

/s/ Phillip E. Pearce*	Director	November 18, 2008
Phillip E. Pearce

/s/ John E. Mack*	Director	November 18, 2008
John E. Mack

/s/ James Robert Sheppard, Jr.*	Director	November 18, 2008
James Robert Sheppard, Jr.

/s/ Steven F. Gilliland*	Director	November 18, 2008
Steven F. Gilliland

* By:	/s/ David A. Gillespie
David A. Gillespie Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of $5.25 Warrant (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 10-K filed March 31, 2008).
5.1*	Opinion of Hogan & Hartson LLP.
23.1*	Consent of Imowitz Koenig & Co., LLP.
23.2*	Consent of Hogan & Hartson LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (included on signature page).

* Filed herewith.
† Previously filed.